UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2014

BioCryst Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23186	62-1413174
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Emperor Blvd., Suite 200 Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (919) 859-1302

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 17, 2014, BioCryst Pharmaceuticals, Inc. (the "Company") and the National Institute of Allergy and Infectious Diseases ("NIAID") amended the Agreement dated September 12, 2013 between the Company and NIAID (the "Agreement") for the development of BCX4430. NIAID exercised two additional options under its contract, which provides for GMP drug substance and drug product manufacture of BCX4430. Exercise of these options includes up to a $2.0 million increase to the existing development contract. The contract modification and the two additional options exercised represent up to $4.0 million to BioCryst in order to accelerate the development of BCX4430 as a treatment for hemorrhagic fever viruses, including Ebola virus and Marburg virus disease. Approximately $19.9 million of funding has been awarded to date under the contract. With this additional award, the BCX4430 development contract has been increased in value to $26.3 million, if all options are exercised. All other terms and conditions of the Agreement remain unchanged.

Item 8.01. Other Events.

On September 18, 2014, the Company issued a news release announcing the events described in Item 1.01. A copy of the news release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 18, 2014 entitled "BioCryst Receives Additional NIAID Funding for Manufacture and Development of BCX4430 to Treat Hemorrhagic Virus Diseases"

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCryst Pharmaceuticals, Inc. (Registrant)
September 18, 2014 (Date)	/s/ ALANE BARNES Alane Barnes Vice President, General Counsel, and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 18, 2014 entitled "BioCryst Receives Additional NIAID Funding for Manufacture and Development of BCX4430 to Treat Hemorrhagic Virus Diseases"